                                                                   Exhibit 11.1

                 DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     Computation of Income (Loss) per Share
                                 (In thousands)



The following table sets forth the computation of shares used in the calculation of income (loss) per share for the years ended December 31, 1993, 1992, and 1991.


AVERAGE SHARES USED IN INCOME (LOSS) PER SHARE CALCULATION:


                                                  1993                   1992                   1991
                                            -----------------      -----------------   --------------------
                                                        Fully                 Fully               Fully
                                            Primary   Diluted(A)   Primary   Diluted   Primary   Diluted(C)
                                            -------   ----------   -------   -------   -------   ----------
Weighted average
  shares outstanding
  during the year. . . . . . . . . . .       49,709        --      42,222    42,222    41,339        --
Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable. . . . . . .        4,471        --       4,819     6,332        --(B)     --
  Assumed purchase of
    treasury shares. . . . . . . . . .         (855)       --      (2,811)   (1,955)       --(B)     --
                                             ------    ------      ------    ------    ------    ------

Weighted average shares
  used in calculation. . . . . . . . .       53,325        --      44,230    46,599    41,339        --
                                             ------    ------      ------    ------    ------    ------
                                             ------    ------      ------    ------    ------    ------


(A) Fully diluted income per share is not shown in 1993 since the dilutive effect is less than three percent.

(B) Common stock equivalents are not included in the income (loss) per share calculation when there is a net loss since their inclusion would result in antidilution.

(C) Fully diluted loss per share is not shown in 1991 since the effect is anti-dilutive.
